Exhibit 10.06

REIMBURSEMENT AND SECURITY AGREEMENT

Dated as of November 5, 2009

between

AMYRIS BIOTECHNOLOGIES, INC.

and

BANK OF THE WEST

i

5.05	Financial Statements; No Material Adverse Effect	10

5.06	Litigation	11

5.07	No Default	11

5.08	Ownership of Property; Liens	11

5.09	Environmental Compliance	11

5.10	Insurance	11

5.11	Taxes	11

5.12	ERISA Compliance	12

5.13	Subsidiaries	12

5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	12

5.15	Disclosure	13

5.16	Compliance with Laws	13

5.17	Solvency	13

Article VI.	AFFIRMATIVE COVENANTS	13

6.01	Financial Statements	13

6.02	Certificates; Other Information	14

6.03	Notices	14

6.04	Payment of Obligations	15

6.05	Preservation of Existence, Etc.	15

6.06	Maintenance of Properties	15

6.07	Maintenance of Insurance	15

6.08	Compliance with Laws	16

6.09	Books and Records	16

6.10	Inspection Rights	16

6.11	Letters of Credit	16

6.12	Support Account	16

Article VII.	NEGATIVE COVENANTS	16

7.01	Liens	17

7.02	Investments	17

7.03	Indebtedness	17

7.04	Fundamental Changes	17

7.05	Dispositions	17

7.06	Restricted Payments	17

7.07	Change in Nature of Business	17

7.08	Transactions with Affiliates	18

7.09	Burdensome Agreements	18

7.10	Use of Proceeds	18

7.11	Liquidity Ratio	18

Article VIII.	EVENTS OF DEFAULT AND REMEDIES	18

8.01	Events of Default	18

8.02	Remedies Upon Event of Default	20

8.03	Application of Funds	20

Article IX.	MISCELLANEOUS	20

9.01	Amendments; Etc.	20

9.02	Notices and Other Communications; Facsimile Copies	21

9.03	No Waiver; Cumulative Remedies	21

9.04	Attorney Fees, Expenses and Taxes	22

9.05	Indemnification by Borrower	22

9.06	Payments Set Aside	23

9.07	Successors and Assigns	23

9.08	Confidentiality	25

9.09	Set-off	25

9.10	Counterparts	26

9.11	Integration	26

9.12	Survival of Representations and Warranties	26

9.13	Severability	26

9.14	Governing Law	27

9.15	Waiver of Right to Trial by Jury	27

9.16	Judicial Reference Provision	27

9.17	USA Patriot Act Notice	28

SIGNATURES	S-1

SCHEDULES

1.01	Definitions

9.02	Lending Office, Addresses for Notices

REIMBURSEMENT AND SECURITY AGREEMENT

This REIMBURSEMENT AND SECURITY AGREEMENT (“Agreement”) is entered into as of November 5, 2009 by and between AMYRIS BIOTECHNOLOGIES, INC., a California corporation (the “Borrower”) and Bank of the West, a California banking corporation (the “Bank”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

  ARTICLE I.  DEFINITIONS, ACCOUNTING AND FINANCIAL TERMS

1.01     Defined Terms.

Capitalized terms used, but not otherwise defined, in this Agreement have the meanings given to them in Schedule 1.01.

1.02     Section Headings.

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03     Accounting Terms and Financial Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Complied Financial Statements, except as otherwise specifically prescribed herein. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II.  THE LETTERS OF CREDIT

2.01     Letters of Credit.

(a)    Subject to the terms and conditions of this Agreement, from time to time on any Business Day until the Letter of Credit Expiration Date, Bank agrees to issue standby Letters of Credit for the account of Borrower; provided that the aggregate amount of outstanding L/C Obligations shall not exceed $3,450,000 or such reduced amount in effect pursuant to Section 2.05 (the “Commitment”).

(b)    Bank shall be under no obligation to issue, extend or amend any Letter of Credit if:

(i)      any order or decree of any Governmental Authority, arbitrator or Law shall enjoin, restrain or otherwise inhibit Bank from issuing such Letter of Credit or shall impose on Bank any restriction, reserve or capital requirements (for which Bank is not otherwise compensated under this Agreement) not in effect on the Closing Date, or shall impose on Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date;

(ii)     the expiry date of such Letter of Credit, as the same may be extended in accordance with this Agreement would occur more than one year after the Letter of Credit Expiration Date;

(iii)    the issuance of such Letter of Credit would violate policies of Bank.

(c)    Each Letter of Credit shall be issued, amended or extended upon receipt by Bank at least two Business Days prior to issuance of a Letter of Credit Application from a Responsible Officer of Borrower that is duly completed.

(d)    Bank will notify Borrower upon receipt of a drawing under a Letter of Credit, and not later than 1:00 p.m. (Pacific Time) on the date of payment, Borrower shall reimburse Bank in an amount equal to such drawing. If Borrower fails to so reimburse Bank, Borrower shall pay interest on the amount drawn in accordance with the Letter of Credit Application for such Letter of Credit.

(e)    The obligation of Borrower to reimburse Bank for drawings under Letters of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with this Agreement under all circumstances, including:

(i)      any lack of validity or enforceability of any Letter of Credit, this Agreement or any Loan Document;

(ii)     the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any other Person);

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(iv)    any payment by Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Bank under any Letter of Credit to any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors or other assignee or representative; and

(v)    any other circumstances, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Bank. Borrower shall be conclusively deemed to have waived any such claim unless notice is so given.

(f)    Borrower agrees that Bank shall not have any responsibility to obtain any document (other than drafts, certificates and documents expressly required by Letters of Credit) or to ascertain or inquire as the validity or accuracy of any such document or the authority of any Person submitting any such document. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit. Neither Bank nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact, correspondents, participants or assignees shall be liable or responsible for any of the matters described in Section 2.01(e) except to the extent of any direct damages suffered by Borrower that were caused by Bank’s willful misconduct or gross negligence.

(g)    Upon request of Bank after it honors a drawing under a Letter of Credit for which it is not reimbursed by the end of the first Business Day after the date of payment, on the Letter of Credit Expiration Date and as otherwise provided in this Agreement upon an Event of Default, Borrower shall immediately Cash Collateralize all outstanding L/C Obligations. Immediately upon the expiration or other termination of a Letter of Credit, Bank shall return to Borrower the full amount of all cash collateral held by Bank to Cash Collateralize such Letter of Credit.

(h)    Borrower shall pay to Bank a Letter of Credit fee for each Letter of Credit calculated at the rate of 2% per annum on the daily maximum amount available to be drawn under such Letter of Credit. Such fees shall be computed on a quarterly basis in advance and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and, thereafter, on demand. Borrower shall pay to Bank on demand, on a nonrefundable basis, the customary issuance, presentation, amendment and other processing fees and other standard costs and charges of Bank relating to letters of credit generally.

(i)    In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.02     Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

2.03     Evidence of Debt.

The L/C Credit Extensions made by Bank shall be evidenced by one or more accounts or records maintained by Bank in the ordinary course of business. The accounts or records maintained by Bank shall be conclusive absent manifest error of the amount of the L/C Credit Extensions made by Bank to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.

2.04     Payments Generally.

(a)    All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Bank at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by Bank after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.05    Termination and Reduction of Commitment. Borrower may, upon notice to the Bank, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by Bank not later than 1:00 p.m., five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the L/C Obligations would exceed the Commitment unless, concurrently with such reduction, Borrower Cash Collateralizes outstanding L/C Obligations by depositing with Bank cash in an amount equal to 110% of such L/C Obligations and grants to Bank a first priority perfected security interest thereon as collateral security for obligations of Borrower to Bank under all related Letter of Credit Applications, each of which remains in full force and effect. Immediately upon the expiration or other termination of a Letter of Credit, Bank shall return to Borrower the full amount of all cash collateral held by Bank to Cash Collateralize such Letter of Credit.

ARTICLE III.          SECURITY AGREEMENT

3.01     Security Interest.

As security for the payment or performance, as the case may be, in full of its Obligations; and any extensions, renewals or modifications of its Obligations, Borrower hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to Bank, its successors and assigns, and hereby grants to Bank, its successors and assigns, a security interest in, all of Borrower’s right, title and interest in, to and under the Collateral (the “Security Interest”).

3.02     No Assumption of Liability.

The Security Interest is granted as security only and shall not subject Bank to, or in any way alter or modify, any obligation or liability of Borrower with respect to or arising out of the Collateral.

3.03     Representations Regarding Collateral.

Borrower represents and warrants to Bank that:

(a)      The Security Interest constitutes (i) a legal and valid security interest in all the Collateral securing the payment and performance of the Obligations, to the extent a security interest therein can be created under the Uniform Commercial Code and (ii) subject to the filing of financing statements, a perfected security interest in all Collateral in which a security interest may be perfected by filing pursuant to the Uniform Commercial Code.

(b)      The Collateral is owned by Borrower free and clear of any Lien, except for Permitted Liens. Except in favor of Bank, Borrower has not filed or consented to the filing of any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral.

3.04    Agreements Regarding Collateral.

(a)      Borrower agrees promptly to notify Bank in writing of any change (i) in its official name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in its jurisdiction of organization, the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or corporate structure or (iv) in its organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code that are required in order for Bank to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral subject only to Permitted Liens. Borrower agrees promptly to notify Bank if any material portion of the Collateral owned or held by Borrower is damaged or destroyed.

(b)      Borrower agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which Borrower is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral, and, at such time or times as Bank may reasonably request, promptly to prepare and deliver to Bank a duly certified schedule or schedules in form and detail reasonably satisfactory to Bank showing the identity, amount and location of any and all material items of Collateral.

(c)      Borrower agrees, at its own cost and expense, to take any and all actions necessary to defend title to the Collateral against all Persons and to defend the Security Interest of Bank in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to this Agreement.

(d)      Borrower agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as Bank may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(e)      Bank and its agents may ,at reasonable intervals and upon reasonable prior notice have the right, at Borrower’s own cost and expense, inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss Borrower’s affairs with the officers of Borrower and (with the participation of or prior notice to such officers) its independent accountants and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral, including, in the case of accounts or Collateral in the possession of any third Person, by contacting account debtors or the third Person possessing such Collateral for the purpose of making such a verification.

(f)      At its option, upon prior written notice to the Borrower, Bank may, subject to any right that Borrower may have under this Agreement or any other Loan Document to contest the same, discharge past due taxes, assessments, charges, fees, Liens, security interests and other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral to the extent Borrower fails to do so as required by the Loan Documents, and Borrower agrees to reimburse Bank on demand for any payment made or any expense incurred by Bank pursuant to the foregoing authorization; provided, however, that nothing in this Section shall be interpreted as excusing Borrower from the performance of, or imposing any obligation on Bank to cure or perform, any covenants or other promises of Borrower with respect to taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(g)      Borrower shall not make or permit to be made an assignment, pledge or hypothecation of the Collateral or shall grant any other Lien in respect of the Collateral, except as expressly permitted by this Agreement.

(h)      Borrower, at its own expense, agrees to maintain or cause to be maintained insurance covering physical loss or damage to the Collateral in accordance with this Agreement. Borrower irrevocably makes, constitutes and appoints Bank (and all officers, employees or agents designated by Bank) as Borrower’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that Borrower at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, Bank may without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as Bank deems advisable. All sums disbursed by Bank in connection with this Section, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by Borrower to Bank and shall be additional Obligations secured hereby.

3.05     Remedies upon Default.

(a)      Upon the occurrence and during the continuance of an Event of Default, Borrower agrees (a) to deliver each item of Collateral to Bank on demand and (b) that Bank shall have the right to take any of or all the following actions at the same time with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral, exercise Borrower’s right to bill and receive payment for completed work and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, Borrower agrees that Bank shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as Bank shall deem appropriate. Bank shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale Bank shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of Borrower, and Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which Borrower now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(b)      Except in the case of Collateral that is perishable or threatens to decline speedily in value, is of a type customarily sold on a recognized market or is subject to collection and application against Obligations (including, without limitation, accounts and, to the extent constituting Collateral, the Support Account), Bank shall give Borrower 10 days’ written notice (which Borrower agrees is reasonable notice within the meaning of the Uniform Commercial Code as in effect in California or its equivalent in other jurisdictions) of Bank’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Bank may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Bank may (in its sole and absolute discretion) determine. Bank shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Bank until the sale price is paid by the purchaser or purchasers thereof, but Bank shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of Borrower (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any Obligation from Borrower as a credit against the purchase price, and Bank may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Borrower therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; Bank shall be free to carry out such sale pursuant to such agreement, and Borrower shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Bank shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, Bank may proceed by a suit or suits at law or in equity to foreclose the Security Interest and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

ARTICLE IV.          CONDITIONS PRECEDENT TO L/C Credit Extensions

4.01     Conditions of Initial L/C Credit Extension.

The obligation of Bank to make its initial L/C Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)     Bank’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Bank and its legal counsel:

(i)      executed counterparts of this Agreement and the other Loan Documents sufficient in number for distribution to Bank and Borrower;

(ii)             if requested by Bank, a favorable opinion of counsel to Borrower, addressed to Bank, as to such matters concerning Borrower and the Loan Documents as Bank may reasonably request;

(iii)            one or more certificates of Responsible Officers of Borrower certifying that attached thereto are true, correct and complete copies of the Organization Documents of Borrower, resolutions acceptable to Bank and its counsel and good standing certificates issued by the Secretary of State of the state of Borrower’s incorporation and each other state in which its failure to be in good standing would reasonably be expected to have a Material Adverse Effect;

(iv)            evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(v)             Borrower shall have established the Support Account with Bank;

(vi)            such other assurances, certificates, documents, consents or opinions as

Bank reasonably may require.

(b)    Any fees required to be paid on or before the Closing Date shall have been paid.

(c)    Borrower shall have paid all fees, expenses and disbursements of any counsel and the allocated cost of internal legal services and all expenses and disbursements of internal counsel to Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of fees and expenses as shall constitute its reasonable estimate thereof incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Bank).

4.02     Conditions to all L/C Credit Extensions.

The obligation of Bank to make any L/C Credit Extension is subject to the following conditions precedent:

(a)    The representations and warranties of Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such L/C Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)    No Event of Default or Potential Default shall exist, or would result from such proposed L/C Credit Extension.

(c)    Bank shall have received a Request for L/C Credit Extension in accordance with the requirements hereof.

Each Request for L/C Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable L/C Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank that:

5.01     Existence, Qualification and Power; Compliance with Laws.

Borrower (a) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02     Authorization; No Contravention.

The execution, delivery and performance by Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03     Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents.

5.04     Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

5.05     Financial Statements; No Material Adverse Effect.

(a)    The last audited financial statements of Borrower delivered to Bank (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material loans and Indebtedness.

(b)    Any other financial statements of Borrower and its Subsidiaries delivered to Bank, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since the date of the last audited financial statements of Borrower delivered to Bank,

there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06     Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07     No Default.

Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Potential Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08     Ownership of Property; Liens.

Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09     Environmental Compliance.

Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10     Insurance.

The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11     Taxes.

Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12     ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13     Subsidiaries.

As of the Closing Date, Borrower has no Subsidiaries other than Amyris Fuels, LLC, AB Technologies LLC and Amyris Do Brasil Pesquisa E Desinvolvimento Biocombustiveis Limitada.

5.14     Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)    Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of

Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15     Disclosure.

Borrower has disclosed to Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower to Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16     Compliance with Laws.

Each of Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17     Solvency.

Borrower is Solvent.

ARTICLE VI.          AFFIRMATIVE COVENANTS

So long as Bank shall have any commitment to issue Letters of Credit hereunder or any L/C Obligations or other Obligation hereunder shall remain unpaid (an L/C Obligation shall be deemed paid if it is Cash Collateralized as provided in Section 2.05), Borrower shall, and shall cause each Subsidiary to:

6.01     Financial Statements.

Deliver to Bank, in form and detail satisfactory to Bank:

(a)    as soon as available, but in any event within 210 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant firm of nationally recognized standing reasonably acceptable to Bank, which report and opinion shall be prepared in accordance with GAAP and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    as soon as available, but in any event within 30 days after the end of each fiscal quarter of Borrower, including, without limitation, each fourth fiscal quarter of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries.

6.02     Certificates; Other Information.

Deliver to Bank, in form and detail satisfactory to Bank:

(a)    Within 10 Business Days after the end of each month, a Liquidity Analysis Statement;

(b)    promptly after any request by Bank, copies of any detailed management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary; and

(c)    promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Bank may from time to time reasonably request.

6.03     Notices.

Promptly notify Bank:

(a)    of the occurrence of any Potential Default or Event of Default;

(b)    any litigation involving Borrower, any of its Subsidiaries or any Guarantor where the aggregate amount in controversy exceeds $100,000;

(c)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual

Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(d)    of the occurrence of any ERISA Event; and

(e)    of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04     Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05     Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks.

6.06     Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07    Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other

Persons and acceptable to Bank naming Bank as loss payee or additional insured, as applicable, and providing for not less than 30 days’ prior notice to Bank of termination, lapse or cancellation of such insurance, and within 30 days of the Closing Date, deliver to Bank a certificate of insurance or other evidence acceptable to Bank of compliance with this Section.

6.08     Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and acceptable to Bank.

6.09     Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.

6.10     Inspection Rights.

Permit representatives and independent contractors of Bank to (a) visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Bank (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice and (b) conduct such audits and implement such account payable and other verification procedures as Bank shall reasonably request.

6.11     Letters of Credit.

Request and utilize Letters of Credit to support operation of its business in the ordinary course as conducted as of the Closing Date.

6.12     Support Account.

At all times, maintain the Support Account with Bank, cause to be held in the Support Account good, collected funds aggregating not less than $3,500,000, and not permit any Lien or other interest of other to be asserted against the Support Account or amounts held therein.

ARTICLE VII.          NEGATIVE COVENANTS

So long as Bank has any commitment to issue Letters of Credit hereunder or any L/C Obligations or other Obligation hereunder shall remain unpaid (an L/C Obligation shall be deemed paid if it is Cash Collateralized as provided in Section 2.05), Borrower shall not directly or indirectly:

7.01     Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02     Investments.

Make any Investments, except (a) in the ordinary course of business as presently conducted and (b) Investments in Subsidiaries made by Borrower in its sole discretion, provided, however, that Investments in Subsidiaries that are “controlled foreign corporations” (as defined in the Code) (“Foreign Subsidiaries”) shall not at any time exceed, in the aggregate, fifty percent (50%) of the combined net worth of Borrower and all its Affiliates, and, provided further, that in the case of Investments in Subsidiaries that are not Foreign Subsidiaries (“Domestic Subsidiaries”), Borrower shall cause each such Domestic Subsidiary to execute all such documents and take all such actions as Bank shall request to grant a security interest in its assets to Bank.

7.03     Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents and other Indebtedness that is incurred in the ordinary course of business and acceptable to Bank.

7.04     Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05     Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except (each individually a “Permitted Disposition” and, collectively, “Permitted Dispositions”): (a) Dispositions of unneeded obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;(d) Dispositions in connection with Permitted Liens; and (e) other Dispositions approved by Bank in writing in its discretion. Upon the prior written request of Borrower, Bank agrees to take such actions and to execute such documents as Borrower shall reasonably request to facilitate Permitted Dispositions fee and clear of Liens of Bank.

7.06     Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment.

7.07     Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08     Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate. Borrower agrees if it acquires, forms or suffers to exist any Subsidiaries not in effect as of the Closing Date Investments in such Subsidiaries will be governed by Section 7.02.

7.09     Burdensome Agreements.

Enter into any Contractual Obligation that limits the ability of Borrower to create, incur, assume or suffer to exist Liens in favor of Bank on Collateral or the Support Account or assures other Persons of the right to be equally and ratable secured by any Collateral or the Support Account.

7.10     Use of Proceeds.

Use any Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11     Liquidity Ratio.

Permit the Liquidity Ratio at any time to be less than 1.00 to 1.00

ARTICLE VIII.        EVENTS OF DEFAULT AND REMEDIES

8.01     Events of Default.

Any of the following shall constitute an Event of Default:

(a)     Non-Payment. Borrower fails to pay any Obligations when and as required to be paid herein; or

(b)     Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in Sections 3.01, 3.04, 3.05 or 6.05 or Article VII; or

(c)     Other Defaults. Borrower (i) fails to perform or observe any covenant or agreement in Section 6.01 or 6.02 and such failure continues for 10 days after Bank delivers to Borrower written notice thereof or (ii) fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or in clause (i) of this subsection (c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)     Cross-Default. Borrower or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)     Insolvency Proceedings, Etc. Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)     Inability to Pay Debts; Attachment. (i) Borrower or any of its Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)     Judgments. There is entered against Borrower or any of its Subsidiary (i) a final judgment or order for the payment of money, or (ii) any one or more non-monetary final judgments and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j)     Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)     Collateral. Bank shall fail for any reason to have a first priority perfected security interest, subject only to any Permitted Liens, in any Collateral; or.

(l)     Defaults under Other Agreements with Bank. Any default shall occur under any other agreement of Borrower with Bank.

8.02     Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, Bank may take any or all of the following actions:

  (a)   terminate the commitment of Bank to issue Letters of Credit hereunder;

  (b)   require Borrower to Cash Collateralize L/C Obligations;

  (c)   exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the commitment of Bank shall automatically terminate, the unpaid principal amount of all outstanding Obligations and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of Borrower to Cash Collateralize L/C Obligations shall automatically become due and payable, in each case without further act of Bank.

8.03     Application of Funds.

After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by Bank in such order as it elects in its sole discretion.

ARTICLE IX.           MISCELLANEOUS

9.01     Amendments; Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by Bank and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02     Notices and Other Communications; Facsimile Copies.

(a)     General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Bank pursuant to Article II shall not be effective until actually received by Bank. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)     Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on Borrower and Bank. Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)     Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)     Reliance by Bank. Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Bank, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Bank may be recorded by Bank, and Borrower hereby consents to such recording.

9.03     No Waiver; Cumulative Remedies.

No failure by Bank to exercise, and no delay by Bank in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04     Attorney Fees, Expenses and Taxes.

Borrower agrees (a) to pay or reimburse Bank for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all fees, expenses and disbursements of any counsel and the allocated cost of internal legal services and all expenses and disbursements of internal counsel, and (b) to pay or reimburse Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all fees, expenses and disbursements of any counsel and the allocated cost of internal legal services and all expenses and disbursements of internal counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Bank and the cost of independent public accountants and other outside experts retained by Bank. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the commitments of Bank and repayment, satisfaction or discharge of all other Obligations.

9.05     Indemnification by Borrower.

Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless Bank, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) commitment of Bank hereunder or the use or proposed use of Letters of credit , or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any Environmental Liability related in any way to Borrower, any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the commitment of Bank to issue Letters of Credit and the repayment, satisfaction or discharge of all the other Obligations.

9.06     Payments Set Aside.

To the extent that any payment by or on behalf of Borrower is made to Bank, or Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07     Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank and Bank may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement pursuant to documentation acceptable to Bank and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by Bank, have the rights and obligations of Bank under this Agreement, and Bank shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of Bank’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver new or replacement Notes to Bank and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c)     Bank may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of Bank’s rights and/or obligations under this Agreement; provided that (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Bank sells such a participation shall provide that Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (d) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were Bank.

(d)     A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to provide to Bank such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(e)     Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Bank as a party hereto.

(f)     As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) an Affiliate of Bank; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) Bank or (b) an Affiliate of Bank.

9.08     Confidentiality.

Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Bank on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its business, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Borrower, provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09     Set-off.

In addition to any rights and remedies of Bank provided by law, upon the occurrence and during the continuance of any Event of Default, Bank is authorized at any time and from time to time, without prior notice to Borrower or Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Bank to or for the credit or the account of Borrower against any and all Obligations owing to Bank hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.10     Termination. This Agreement and the security interests granted hereby shall terminate when (a) Bank has no further obligations to issue Letters of Credit hereunder and (b) no L/C Obligations or other Obligations remain unpaid (an L/C Obligation shall be deemed paid if it is Cash Collateralized as provided in Section 2.05).

9.11     Discontinuance of Event of Default. Subsequent to the occurrence of a specific Event of Default, in the event that Borrower believes that such specific Event of Default is no longer continuing, it may request that Bank confirm in writing to Borrower that Bank considers that such specific Event of Default has discontinued and that Bank will not seek to claim or to enforce any remedies based thereon. Bank shall make such decision in its sole and unfettered discretion.

9.12     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13     Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.14     Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Bank, regardless of any investigation made by Bank or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Potential Default or Event of Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied.

9.15     Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16     Governing Law.

(a)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF CALIFORNIA applicable to agreements made and to be performed entirely within such State; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER AND BANK EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER AND BANK EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. BORROWER AND BANK EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.17     Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.18     Judicial Reference Provision.

In the event the above jury trial waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a “Claim”), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the Court). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder. The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

9.19     USA Patriot Act Notice.

Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMYRIS BIOTECHNOLOGIES, INC., a California corporation

By:	/s/ Jeryl Hilleman

Jeryl Hilleman, Chief Financial Officer

Bank of the West, a California banking corporation

By:	/s/ Lebbeus S. Case, Jr.

Lebbeus S. Case, Jr., Vice President & Senior Relationship Manager

SCHEDULE 1.01

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Reimbursement and Security Agreement.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located.

“Cash Collateralize” means to pledge and deposit with or deliver to Bank as collateral for L/C Obligations cash or deposit account balances pursuant to documentation in form and substance satisfactory to Bank. Derivatives of such term have corresponding meanings. Borrower hereby grants to Bank a security interest in all such cash, deposit accounts and all balances therein and all proceeds thereof. Cash collateral shall be maintained in blocked deposit accounts at Bank.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by Bank.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean all now owned or hereafter acquired right, title and interest of Borrower in (a) Accounts, (b) Documents, (c) Chattel Paper, (d) Deposit Accounts, (e) Equipment, Inventory and other Goods, (f) General Intangibles, (g) Instruments and Promissory Notes, (h) Letter of Credit Rights, (i) Commercial Tort Claims, (j) cash and cash accounts, (k) Investment Property, (l) Fixtures, (m) Supporting Obligations and (n) Proceeds of the foregoing; provided, however, that the following items do not constitute Collateral: (i) any Intellectual Property; (ii) unless and until an Event of Default occurs, the Support Account, (iii) any Equipment which is subject to a purchase money lien permitted under this Agreement in favor of any Person (other than Bank, if the documents relating to such Lien do not permit other Liens, (iv) rights under the TriplePoint Master Lease Agreement and Equipment financed thereunder (v) Subordinated Indebtedness, (vi) the Master Lease Agreement with Applied Biosystems dated June 11, 2007 and Equipment financed thereunder, (vii) the Master Lease Agreement with Thermo Electron Corporation dated June 4, 2007 and Equipment financed thereunder, (viii) the Siemens Equipment Lease dated February 13, 2008 and Equipment financed thereunder, (ix) more than 65% of the presently existing and hereafter issued and outstanding shares of capital stock of any “controlled foreign corporation” (as defined in the Code) which shares entitle the holder thereof to vote for directors or any other matter, (x) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest therein or under which an assignment or Lien would cause a default to occur (other than to the extent that any such term would be rendered ineffective by

Sections 9406 through 9408 of the Uniform Commercial Code) and (xi) any General Intangible which is the subject of a written agreement which specifically prohibits assignment thereof but only to the extent of such prohibition, and only to the extent that the terms and provisions of a such written agreement, document or instrument creating or evidencing such property or any rights relating thereto expressly prohibit the granting of a security interest therein, making the granting of a security interest therein a breach or event of default or condition the granting of a security interest therein on the consent of a third party whose consent has not been obtained or would cause, or allow a third party to cause, forfeiture of such property upon the granting of a security interest therein or a breach under any written agreement relating thereto. As used in this definition, “Account Debtor,” “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Intermediary,” “Deposit Account,” “Documents,” “Entitlement Holder,” “Equipment,” “Fixtures,” “Financial Asset,” “General Intangibles,” “Goods,” “Inventory,” “Investment Property,” “Instruments,” “Letter of Credit Rights,” “Proceeds,” “Promissory Note,” “Securities,” “Securities Account,” “Securities Intermediary,” “Securities Entitlement,” and “Supporting Obligations” shall have the meaning assigned to such terms by the Uniform Commercial Code.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, material instrument or other material undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” has the meaning specified in Section 9.07(f).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any

Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all items of indebtedness which, in accordance with GAAP and industry practices, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of any other Person assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Intellectual Property” means all Borrower’s copyrights, trademarks, patents, copyright licenses, trademark licenses, patent licenses, trade secrets, source codes, customer lists, propriety confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, skill, expertise, experience, processes, models, drawings, materials, records and goodwill associated with the foregoing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other

Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means the issuance, amendment or extension of a Letter of Credit

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under all Letters of Credit.

“Lending Office” means the office or offices of Bank described as such on Schedule 9.02, or such other office or offices as Bank may from time to time notify Borrower.

“Letter of Credit” means any letter of credit issued or outstanding hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time used by Bank.

“Letter of Credit Expiration Date” means the day that is Maturity Date or such other date as Bank shall specify.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquid Assets” means the following assets owned by Borrower on an unconsolidated basis (excluding the Support Account) and not owned by any Subsidiary of Borrower which (i) are not the subject of any Lien or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower, and (ii) may be converted to cash within five (5) days: (a) cash and cash equivalents held in the United States; (b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America; (c) Commercial paper rated P-1 or A1 by Moody’s or by S&P, respectively; (d) medium and long-term securities rated investment grade by one of the rating agencies described in (c) above; (e) Eligible Stocks; and (f) mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) through (e) above, where

“Eligible Stocks” means any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on the New York Stock Exchange, American Stock Exchange or included in the National Market tier of NASDAQ and (iii) has, as of the close of trading on an applicable exchange (excluding after hours trading), a per share price of at least $15.

“Liquidity Analysis Statement” means a certificate executed by a Responsible Officer of Borrower setting forth in form and detail satisfactory to Bank a calculation of the Liquidity Ratio as of the end of the most recently ended month.

“Liquidity Ratio” means, as of any date, the ratio of (a) Borrower’s Liquid Assets as of the end of the month most recently ended to (b) cash expenditures during the six (6) months most recently ended.

“Loan Documents” means this Agreement, any note, any fee letter, Letter of Credit Applications, the Support Account Agreement and each other document and agreement executed or delivered in connection herewith and therewith.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

“Maturity Date” means April 30, 2010.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Letter of Credit, Swap Contract, card services or other bank products afforded to Borrower by Bank, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participant” has the meaning specified in Section 9.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Dispositions” has the meaning specified in Section 7.05.

“Permitted Lien” means any of the following to the extent not encumbering Collateral or the Support Account (a) Liens pursuant to any Loan Document or otherwise in favor of Bank; (b) Liens existing on the date hereof and reflected on financial statements delivered to Bank prior to the Closing Date and any renewals or extensions thereof; (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (h) Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds related to such judgments; and (i) any other Liens approved in writing by Bank.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Potential Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for L/C Credit Extension” means an application for a Letter of Credit that is in form and substance satisfactory to Bank and any other request relating to a Letter of Credit that Bank may reasonably require in connection with any L/C Credit Extension.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Subordinated Agreement” means that certain Subordination Agreement by and between BNP Paribas and Borrower dated December     , 2008 that was acknowledged by Amyris Fuels, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Support Account” has the meaning specified in the Support Account Agreement.

“Support Account Agreement” means an agreement between Bank and Borrower identifying the Support Account and pursuant to which Borrower agrees to maintain the Support Account with Bank on the terms and conditions acceptable to Bank.

“Swap Contract” means any interest rate, credit, commodity or equity swap, cap, floor, collar, forward, foreign exchange transaction, currency swap, cross currency swap, currency option, securities puts, calls, collars, options or forwards or any combination of or option with respect to, the foregoing or similar transactions now or hereafter entered into between Bank and Borrower.

“TriplePoint Master Lease Agreement” means that certain Plain English Master Lease Agreement dated March 14, 2008 by and between Borrower and TriplePoint Capital, LLC.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER

Amyris Biotechnologies, Inc.

5885 Hollis Street, Suite 100

Emeryville, CA 94608

Attention: Jeryl Hilleman, Chief Financial Officer

BANK

Bank of the West

San Francisco Commercial Banking Office

180 Montgomery St., 3rd Floor

San Francisco, CA 94104

Attention: Lebbeus S. Case, Jr., Vice President & Senior Relationship Manager

Schedule 9.02, page 1